Exhibit 10.1

DESCRIPTION OF 2015 BONUS PLAN

On January 12, 2015, the Compensation Committee of the Board of Directors (the "Committee") of Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), approved performance-based bonus opportunities for the Company's senior management group (the "Program") under the Company's 2006 Omnibus Incentive Plan, as amended (the "Plan").  As set forth in the Plan, the Committee may choose from a range of defined performance measures.

Under the Program, and consistent with the objectives of the Plan, certain employees, including the Company's named executive officers, may receive bonuses upon satisfaction of fiscal 2015 consolidated earnings per share targets (and, for Sam Hough and Jim Brower, the satisfaction of fiscal 2015 operating income and operating ratio targets established for the Company's subsidiaries, Covenant Transport, Inc. ("CTI") and Star Transportation, Inc. ("Star"), respectively) (collectively, the "Performance Targets").  Each applicable Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's base salary to determine the employee's bonus.  Pursuant to the Program, in 2015 the Company's named executive officers are eligible to receive performance bonuses as follows: (i) David Parker may receive between 32.5% and 130.0% of his base salary depending on the consolidated Performance Targets achieved, if any, (ii) Joey Hogan may receive between 27.5% and 110.0% of his base salary depending on the consolidated Performance Targets achieved, if any, (iii) Richard Cribbs may receive between 22.5% and 90.0% of his base salary depending on the consolidated Performance Targets achieved, if any, (iv) Sam Hough may receive between 6.75% and 27.0% of his base salary depending on the consolidated Performance Targets achieved, if any, and between 15.75% and 63.0% of his base salary depending on the Performance Targets achieved for CTI, if any, and (v) Jim Brower may receive between 7.5% and 30.0% of his base salary depending on the consolidated Performance Targets achieved, if any, and between 26.25% and 70.0% of his base salary depending on the Performance Targets achieved for Star, if any.

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